Exhibit 99.1

Moody's Corporation Reports Results for Third Quarter 2015

  3Q15 revenue up 2% from 3Q14 to $834.9 million; up 7% on a constant currency basis
  3Q15 operating income flat compared to 3Q14 at $349.7 million; up 5% on a constant currency basis
  3Q15 EPS up 14% from 3Q14 to $1.14
  Reaffirming FY 2015 EPS guidance of $4.55 to $4.65, which now includes a $0.03 benefit from a legacy tax matter

NEW YORK--(BUSINESS WIRE)--October 30, 2015--Moody’s Corporation (NYSE:MCO) today announced results for the third quarter of 2015.

THIRD QUARTER 2015 HIGHLIGHTS

Moody’s Corporation reported revenue of $834.9 million for the three months ended September 30, 2015, up 2% from $816.1 million for the same period of 2014.

Operating expenses totaled $485.2 million, up 4% from $466.4 million, and operating income was $349.7 million, flat versus the third quarter of 2014. Adjusted operating income (operating income before depreciation and amortization) was $378.0 million, up 1% from the prior year period. Operating margin for the third quarter of 2015 was 41.9% and adjusted operating margin was 45.3%.

Both GAAP EPS of $1.14 and non-GAAP EPS of $1.11 were up 14% from the third quarter of 2014. Non-GAAP EPS excludes a $0.03 benefit from a legacy tax matter in the third quarters of both 2015 and 2014.

“Despite uneven capital markets activity and foreign exchange headwinds, Moody’s achieved revenue growth in the third quarter,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “We are reaffirming FY 2015 EPS guidance of $4.55 to $4.65, which now includes a $0.03 benefit from a legacy tax matter.”

MCO THIRD QUARTER 2015 REVENUE UP 2%

Moody’s Corporation reported global revenue of $834.9 million for the third quarter of 2015, up 2% from the third quarter of 2014, or up 7% on a constant currency basis. US revenue was $482.1 million, up 7% from $449.1 million, while non-US revenue was $352.8 million, down 4% from $367.0 million. Revenue generated outside the US constituted 42% of total revenue, versus 45% in the year-ago period.

MIS Third Quarter Revenue Flat

Global revenue for Moody’s Investors Service (MIS) for the third quarter of 2015 was $548.1 million, flat versus the prior year period, but up 5% on a constant currency basis. US revenue was $352.5 million, up 7%, while non-US revenue was $195.6 million, down 10%.

Global corporate finance revenue was $248.3 million, down 5% from the prior year period, or down 1% on a constant currency basis. This result reflected lower levels of global speculative-grade issuance, partially offset by strong US investment-grade issuance primarily from increased M&A activity. US corporate finance revenue increased 5%, while non-US revenue decreased 22%.

Global structured finance revenue totaled $112.5 million, up 10% from the prior year period, or up 15% on a constant currency basis. Growth was primarily the result of strength in US commercial real estate finance as well as an increase in structured credit monitoring revenue. Structured finance US revenue was up 12% and non-US revenue was up 6%.

Global financial institutions revenue was $89.5 million, down 3% from the prior year period, but up 4% on a constant currency basis. US financial institutions revenue was up 8%, while non-US revenue was down 10%.

Global public, project and infrastructure finance revenue was $90.6 million, up 2% over the prior year period, or up 7% on a constant currency basis. US public, project and infrastructure finance revenue was up 2%, while non-US revenue was up 4%.

MA Third Quarter Revenue Up 6%

Global revenue for Moody’s Analytics (MA) for the third quarter of 2015 was $286.8 million, up 6% from the third quarter of 2014, or up 11% on a constant currency basis. MA’s US revenue was $129.6 million, up 8%, and its non-US revenue was $157.2 million, up 5%.

Global revenue from research, data and analytics (RD&A) was $157.9 million, up 10% from the prior year period, or up 15% on a constant currency basis. Growth was mainly due to strong performance in the credit research and content licensing businesses as well as the October 2014 acquisition of Lewtan Technologies. US RD&A revenue was up 16%, while non-US revenue was up 3%.

Global enterprise risk solutions (ERS) revenue of $92.2 million was up 14% from the prior year period, or up 18% on a constant currency basis, primarily from strong project delivery in the regulatory solutions and loan originations verticals. US ERS revenue was up 7%, while non-US revenue was up 17%.

Global revenue from professional services of $36.7 million was down 19% from the prior year period, or down 14% on a constant currency basis. This result reflected the impact of exiting certain Copal Amba product lines in late 2014 as well as lower net new business at Copal Amba. US professional services revenue was down 28%, while non-US revenue was down 13%.

THIRD QUARTER 2015 EXPENSE UP 4%

Third quarter 2015 expense for Moody’s Corporation was $485.2 million, up 4% from the prior year period. This increase was primarily due to incremental costs from 2014 and 2015 acquisitions, additional compensation expense for merit increases and hiring as well as investments in technology. Foreign currency translation favorably impacted expense by 4%.

Operating income was $349.7 million, flat versus the prior year period, but up 5% on a constant currency basis. Adjusted operating income of $378.0 million increased 1% from the prior year period. Moody’s operating margin was 41.9%, down from 42.9%, and its adjusted operating margin was 45.3%, down from 45.7%.

Moody’s effective tax rate was 32.0% for the third quarter of 2015, compared with 33.5% for the prior year period. The year-over-year decline was largely due to reduced state and local taxes resulting from changes in New York State and City tax laws.

MCO YEAR-TO-DATE 2015 REVENUE UP 7%

For Moody’s Corporation overall, global revenue was $2.6 billion for the first nine months of 2015, up 7% from the same period last year, or up 11% on a constant currency basis. US revenue was $1.5 billion, up 14%, while non-US revenue was $1.1 billion, down 3%.

MIS Year-to-Date Revenue Up 5%

Revenue at MIS totaled $1.8 billion for the first nine months of 2015, up 5% from the prior year period, or up 10% on a constant currency basis. US revenue was $1.1 billion, up 14%. Non-US revenue was $653.6 million, down 7%, and represented 37% of MIS revenue, down from 41% in 2014.

MA Year-to-Date Revenue Up 10%

MA revenue totaled $829.0 million for the first nine months of 2015, up 10% from the prior year period, or up 15% on a constant currency basis. US revenue of $391.8 million increased 16%. Non-US revenue was $437.2 million, up 5%, and constituted 53% of MA revenue, down from 55% in the first nine months of 2014.

YEAR-TO-DATE 2015 EXPENSE UP 9% AND NON-GAAP EPS UP 14%

Expense for Moody’s Corporation for the first nine months of 2015 was $1.5 billion, up 9% from the prior year. Foreign currency translation favorably impacted expense by 4%.

Operating income was $1.1 billion, up 4% from the same period of 2014, or up 10% on a constant currency basis. Adjusted operating income of $1.2 billion increased 5% from the prior year period. Moody’s operating margin was 43.5%, down from 44.5%, and its adjusted operating margin was 46.8%, down from 47.3%.

The effective tax rate for the first nine months of 2015 was 31.7%, down from 32.0% in the prior year period.

GAAP EPS of $3.54 for the first nine months of 2015 increased 2% from $3.48 for the same period in 2014. Non-GAAP EPS of $3.51 for the first nine months of 2015 grew 14% from $3.09 for the same period in 2014. Non-GAAP EPS excludes a $0.03 benefit from a legacy tax matter in both the year-to-date 2015 and 2014 periods. Year-to-date 2014 non-GAAP EPS also excludes a $0.36 gain resulting from Moody’s acquisition of a controlling interest in ICRA Ltd. in the second quarter of 2014.

2015 CAPITAL ALLOCATION AND LIQUIDITY

2.9 Million Shares Repurchased in Third Quarter

During the third quarter of 2015, Moody’s repurchased 2.9 million shares at a total cost of $304.9 million, or an average cost of $105.03 per share, and issued 0.3 million shares as part of its employee stock-based compensation plans. In the first nine months of 2015, Moody’s repurchased 8.9 million shares at a total cost of $905.6 million, or an average cost of $101.37 per share.

Outstanding shares as of September 30, 2015, totaled 197.7 million, down 5% from the prior year. As of September 30, 2015, Moody’s had $0.7 billion of share repurchase authority remaining.

Year-to-Date Free Cash Flow up 27%

At quarter-end, Moody’s had $3.1 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $1.9 billion, up $263.7 million from December 31, 2014. Free cash flow in the first nine months of 2015 was $827.6 million, up 27% from the first nine months of 2014, primarily due to changes in working capital.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2015

Moody’s outlook for 2015 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) and the euro (€) of $1.52 to £1 and $1.12 to €1, respectively.

Certain components of Moody’s 2015 guidance have been modified to reflect the Company’s current view of business conditions:

Global MIS revenue for full year 2015 is still expected to increase in the mid-single-digit percent range. However, non-US revenue is now expected to decline in the mid-single-digit percent range. Within MIS, corporate finance revenue is now expected to be approximately flat and public, project and infrastructure finance revenue is now expected to increase in the high-single-digit percent range.

Global MA revenue for full year 2015 is still expected to increase in the mid-single-digit percent range. However, non-US revenue is now expected to be approximately flat.

Full year 2015 capital expenditures are now expected to be approximately $90 million.

A full summary of Moody’s guidance as of October 30, 2015 is included in Table 12 - 2015 Outlook table at the end of this press release.

CONFERENCE CALL

Moody’s will hold a conference call to discuss third quarter 2015 results, as well as its 2015 outlook, on October 30, 2015, at 11:30 a.m. EST. Individuals within the US and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. EST. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 3:30 p.m. EST, November 21, 2015.

A replay of the teleconference will be available from 3:30 p.m. EST on October 30, 2015 until 3:30 p.m. EST on November 21, 2015. The replay can be accessed from within the US and Canada by dialing 888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 5837983.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.3 billion in 2014, employs approximately 10,200 people worldwide and maintains a presence in 35 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2015 and other forward-looking statements in this release are made as of October 30, 2015, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the level of merger and acquisition activity in the US and abroad; the uncertain effectiveness and possible collateral consequences of US and foreign government initiatives to respond to the current world-wide credit market disruptions and economic slowdown; concerns in the marketplace affecting Moody’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new US, state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to Moody’s rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of Moody’s operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those Legacy Tax Matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and US laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months End
	September 30,		September 30,

	2015	2014	2015	2014
Amounts in millions, except per share amounts

Revenue	$834.9	$816.1	$2,618.6	$2,456.8

Expenses:
Operating	236.1	236.7	724.4	674.8
Selling, general and administrative	220.8	206.5	669.1	619.0

Depreciation and amortization	28.3	23.2	84.8	68.6
Total expenses	485.2	466.4	1,478.3	1,362.4

Operating income	349.7	349.7	1,140.3	1,094.4
Non-operating (expense) income, net
Interest (expense) income, net	(25.8)	(37.7)	(87.0)	(87.5)
Other non-operating (expense) income, net	19.7	16.4	14.0	15.5
ICRA Gain	-	-	-	102.8
Total non-operating (expense) income, net	(6.1)	(21.3)	(73.0)	30.8
Income before provision for income taxes	343.6	328.4	1,067.3	1,125.2
Provision for income taxes	109.8	109.9	338.1	360.6
Net income	233.8	218.5	729.2	764.6
Less: net income attributable to noncontrolling interests	2.2	3.3	5.8	12.2
Net income attributable to Moody's Corporation	$231.6	$215.2	$723.4	$752.4

Earnings per share attributable to Moody's common shareholders
Basic	$1.16	$1.02	$3.60	$3.55
Diluted	$1.14	$1.00	$3.54	$3.48

Weighted average number of shares outstanding
Basic	199.4	210.4	201.1	212.1
Diluted	202.5	214.2	204.5	216.1

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Amounts in millions	2015	2014	2015	2014

Moody's Investors Service
Corporate Finance	$248.3	$260.7	$866.6	$846.0
Structured Finance	112.5	102.1	335.0	308.0
Financial Institutions	89.5	91.8	273.7	269.4
Public, Project and Infrastructure Finance	90.6	88.5	291.2	267.2
MIS Other*	7.2	3.5	23.1	10.1
Intersegment royalty	23.5	22.2	69.5	65.6
Sub-total MIS	571.6	568.8	1,859.1	1,766.3
Eliminations	(23.5)	(22.2)	(69.5)	(65.6)
Total MIS revenue	548.1	546.6	1,789.6	1,700.7

Moody's Analytics
Research, Data and Analytics	157.9	143.3	465.0	422.3
Enterprise Risk Solutions	92.2	81.1	252.5	208.1
Professional Services	36.7	45.1	111.5	125.7
Intersegment revenue	3.3	3.5	9.7	10.1
Sub-total MA	290.1	273.0	838.7	766.2
Eliminations	(3.3)	(3.5)	(9.7)	(10.1)
Total MA revenue	286.8	269.5	829.0	756.1

Total Moody's Corporation revenue	$834.9	$816.1	$2,618.6	$2,456.8

Moody's Corporation revenue by geographic area

United States	$482.1	$449.1	$1,527.8	$1,335.8
International	352.8	367.0	1,090.8	1,121.0

	$834.9	$816.1	$2,618.6	$2,456.8

*Pursuant to the acquisition of ICRA Ltd. (ICRA) in 2014, the Company realigned certain components of its presentation of revenue by LOB. Beginning in the fourth quarter of 2014, ICRA’s non-ratings revenue was combined with non-ratings revenue associated with Moody’s majority ownership of Korea Investors Service (KIS) to form the “MIS Other” LOB. Non-ratings revenue from KIS was previously reported in MA’s RD&A LOB. Expenses relating to ICRA’s and KIS’s non-ratings revenue are now reported in the MIS segment. The prior year comparative results have been reclassified to reflect this realignment.

Table 3 - Supplemental Revenue Reclassification (Unaudited)

The following table summarizes the 2014 impact of the reclassification of non-ratings revenue associated with Moody's majority ownership of KIS, which was formerly reported in MA's RD&A LOB, to the MIS Other LOB.

	Three Months Ended			Nine Months Ended
	September 30, 2014			September 30, 2014

Amounts in millions	As Reported	Reclassification	As Reclassified	As Reported	Reclassification	As Reclassified

Moody's Investors Service
Corporate Finance	$260.7	$-	$260.7	$846.0	$-	$846.0
Structured Finance	102.1	-	102.1	308.0	-	308.0
Financial Institutions	91.8	-	91.8	269.4	-	269.4
Public, Project and Infrastructure Finance	88.5	-	88.5	267.2	-	267.2
MIS Other	-	3.5	3.5	-	10.1	10.1
Total MIS revenue	543.1	3.5	546.6	1,690.6	10.1	1,700.7

Moody's Analytics
Research, Data and Analytics	146.8	(3.5)	143.3	432.4	(10.1)	422.3
Enterprise Risk Solutions	81.1	-	81.1	208.1	-	208.1
Professional Services	45.1	-	45.1	125.7	-	125.7
Total MA revenue	273.0	(3.5)	269.5	766.2	(10.1)	756.1

Total Moody's Corporation revenue	$816.1	$-	$816.1	$2,456.8	$-	$2,456.8

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited)

	September 30,	December 31,
	2015	2014
Amounts in millions

Cash and cash equivalents	$1,471.1	$1,219.5
Short-term investments	470.2	458.1
Total current assets	2,862.1	2,686.4
Non-current assets	1,910.8	1,982.6
Total assets	4,772.9	4,669.0
Total current liabilities	1,050.2	1,199.7
Total debt (1)	3,124.5	2,547.3
Other long-term liabilities	838.4	879.1
Total shareholders' (deficit) equity*	(240.2)	42.9
Total liabilities and shareholders' equity	4,772.9	4,669.0

Actual number of shares outstanding	197.7	204.4

* The decrease primarily reflects share repurchases and FX translation losses partially offset by net income in the first nine months of 2015.

	September 30,	December 31,
(1) Total debt consists of the following:	2015	2014
Series 2007-1 Notes due 2017	$300.0	$300.0
2010 Senior Notes due 2020 (a)	515.4	503.8
2012 Senior Notes due 2022 (b)	497.1	496.9
2013 Senior Notes due 2024 (c)	497.6	497.5
2014 Senior Notes due 2019 (d)	457.9	450.7
2014 Senior Notes due 2044 (e)	298.4	298.4
2015 Senior Notes due 2027 (f)	558.1	-
Total debt	$3,124.5	$2,547.3
(a)

Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount and include a $17.1 million and a $5.8 million adjustment relating to the fair value of an interest rate hedge at September 30, 2015 and December 31, 2014, respectively

(b)	Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount
(c)	Represents $500 million of 4.9% publicly traded Senior Notes which mature on February 15, 2024; the notes were offered to the public at 99.431% of the face amount
(d)

Represents $450 million of 2.75% publicly traded Senior Notes which mature on July 15, 2019; the notes were offered to the public at 99.838% of the face amount and include an $8.4 million and a $1.4 million adjustment relating to the fair value of an interest rate hedge at September 30, 2015 and December 31, 2014, respectively

(e)	Represents $300 million of 5.25% publicly traded Senior Notes which mature on July 15, 2044; the notes were offered to the public at 99.462% of the face amount
(f)	Represents €500 million of 1.75% publicly traded Senior Notes which mature on March 9, 2027

Table 5 - Non-operating (expense) income, net

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2015	2014	2015	2014
Amounts in millions

Interest expense, net:
Expense on borrowings (a)	$(29.8)	$(38.8)	$(88.8)	$(90.5)
Income	2.8	1.8	7.0	5.1
Legacy Tax benefit (b)	0.7	0.7	0.7	0.7
UTPs and other tax related liabilities	0.4	(1.7)	(6.3)	(3.2)
Interest Capitalized	0.1	0.3	0.4	0.4
Total interest expense, net	$(25.8)	$(37.7)	$(87.0)	$(87.5)
Other non-operating (expense) income, net:
FX gain/(loss)	$9.7	$7.6	$(2.5)	$1.5
Legacy Tax benefit (b)	6.4	6.4	6.4	6.4
Joint venture income (loss)	3.5	2.6	8.8	7.9
Other	0.1	(0.2)	1.3	(0.3)
Other non-operating income (expense), net	19.7	16.4	14.0	15.5
ICRA Gain	-	-	-	102.8
Total non-operating (expense) income, net	$(6.1)	$(21.3)	$(73.0)	$30.8

(a) The 2014 amounts include approximately $11 million in net costs related to the prepayment of the Series 2005-1 Notes.
(b) The amounts in both periods reflect the favorable resolution of Legacy Tax matters.

Table 6 - Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization.

	Three Months Ended September 30,
	2015				2014
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$571.6	$290.1	$(26.8)	$834.9	$568.8	273.0	(25.7)	$816.1
Operating, selling, general and administrative expense	268.1	215.6	(26.8)	456.9	263.4	205.5	(25.7)	443.2
Adjusted operating income	303.5	74.5	-	378.0	305.4	67.5	-	372.9

Depreciation and amortization	16.9	11.4	-	28.3	11.6	11.6	-	23.2
Operating income	$286.6	$63.1	$-	$349.7	$293.8	$55.9	$-	$349.7

Adjusted operating margin	53.1%	25.7%		45.3%	53.7%	24.7%		45.7%
Operating margin	50.1%	21.8%		41.9%	51.7%	20.5%		42.9%

	Nine Months Ended September 30,
	2015				2014
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$1,859.1	$838.7	$(79.2)	$2,618.6	$1,766.3	766.2	(75.7)	$2,456.8
Operating, selling, general and administrative expense	836.4	636.3	(79.2)	1,393.5	783.7	585.8	(75.7)	1,293.8
Adjusted operating income	1,022.7	202.4	-	1,225.1	982.6	180.4	-	1,163.0
Depreciation and amortization	48.7	36.1	-	84.8	34.4	34.2	-	68.6
Operating income	$974.0	$166.3	$-	$1,140.3	$948.2	$146.2	$-	$1,094.4

Adjusted operating margin	55.0%	24.1%		46.8%	55.6%	23.5%		47.3%
Operating margin	52.4%	19.8%		43.5%	53.7%	19.1%		44.5%

Table 7 - Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes, shelf registrations and other non-rating subscription based revenue. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and outsourced research and analytical engagements.

	Three Months Ended September 30,
	2015			2014
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$161.6	$86.7	$248.3	$179.8	$80.9	$260.7
	65%	35%	100%	69%	31%	100%
Structured Finance	$69.8	$42.7	$112.5	60.5	41.6	102.1
	62%	38%	100%	59%	41%	100%
Financial Institutions	$30.9	$58.6	$89.5	34.7	57.1	91.8
	35%	65%	100%	38%	62%	100%
Public, Project and Infrastructure Finance	$51.0	$39.6	$90.6	51.2	37.3	88.5
	56%	44%	100%	58%	42%	100%
MIS Other	$3.0	$4.2	$7.2	-	$3.5	$3.5
	42%	58%	100%	-	100%	100%
Total MIS	$316.3	$231.8	$548.1	$326.2	$220.4	$546.6
	58%	42%	100%	60%	40%	100%
Moody's Analytics	$71.5	$215.3	$286.8	$74.3	$195.2	$269.5
	25%	75%	100%	28%	72%	100%
Total Moody's Corporation	$387.8	$447.1	$834.9	$400.5	$415.6	$816.1
	46%	54%	100%	49%	51%	100%

	Nine Months Ended September 30,
	2015			2014
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$608.0	$258.6	$866.6	$605.8	$240.2	$846.0
	70%	30%	100%	72%	28%	100%
Structured Finance	$211.9	$123.1	$335.0	186.3	121.7	$308.0
	63%	37%	100%	60%	40%	100%
Financial Institutions	$101.4	$172.3	$273.7	96.3	173.1	$269.4
	37%	63%	100%	36%	64%	100%
Public, Project and Infrastructure Finance	$178.1	$113.1	$291.2	155.7	111.5	$267.2
	61%	39%	100%	58%	42%	100%
MIS Other	$10.4	$12.7	$23.1	-	$10.1	$10.1
	45%	55%	100%	-	100%	100%
Total MIS	$1,109.8	$679.8	$1,789.6	$1,044.1	$656.6	$1,700.7
	62%	38%	100%	61%	39%	100%
Moody's Analytics	$199.2	$629.8	$829.0	$187.6	$568.5	$756.1
	24%	76%	100%	25%	75%	100%
Total Moody's Corporation	$1,309.0	$1,309.6	$2,618.6	$1,231.7	$1,225.1	$2,456.8
	50%	50%	100%	50%	50%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin:

The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in millions)	2015	2014	2015	2014
Operating income	$349.7	$349.7	$1,140.3	$1,094.4
Depreciation & amortization	28.3	23.2	84.8	68.6
Adjusted operating income	$378.0	$372.9	$1,225.1	$1,163.0
Operating margin	41.9%	42.9%	43.5%	44.5%
Adjusted operating margin	45.3%	45.7%	46.8%	47.3%

	Full-Year Ended December 31, 2015
Operating margin guidance	Approximately 43%
Depreciation and amortization	Approximately 3%
Adjusted operating margin guidance	Approximately 46%

Table 9 - Free Cash Flow:

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Nine Months Ended September 30,
(amounts in millions)	2015	2014
Net cash flows from operating activities	$893.5	$709.8
Capital additions	(65.9)	(56.8)
Free cash flow	$827.6	$653.0
Net cash used in investing activities	$(81.5)	$(244.6)
Net cash used in financing activities	$(512.5)	$(393.4)

	Full-Year Ended December 31, 2015
Net cash flows from operating activities guidance	Approximately $1.1 billion
Capital additions guidance	Approximately $90 million
Free cash flow guidance	Approximately $1.0 billion

Table 10 - Non-GAAP diluted earnings per share attributable to Moody's common shareholders:

The Company presents this non-GAAP measure to exclude the impact of the ICRA Gain as well as benefits from the resolution of Legacy Tax Matters to allow for a more meaningful comparison of Moody’s diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

(amounts in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Diluted EPS - GAAP	$1.14	$1.00	$3.54	$3.48
ICRA Gain	-	-	-	(0.36)
Legacy Tax	(0.03)	(0.03)	(0.03)	(0.03)
Diluted EPS - Non-GAAP	$1.11	$0.97	$3.51	$3.09

Table 11 - Constant Currency Measures:

The Company presents revenue and operating income growth on a constant currency basis because management deems this metric to be a useful measure of assessing the operations of the Company in times of foreign exchange rate volatility. Constant currency measures exclude the impact of changes in foreign exchange rates on operating results. The Company calculates the dollar impact of foreign exchange as the difference between the translation of its current period non-USD functional currency results using prior comparative period weighted average foreign exchange translation rates and current year as reported results. Growth rates on a constant currency basis are determined based on the difference between current period revenue and operating income translated using prior period comparative weighted average exchange rates and prior period as reported results divided by prior as reported results. Below is a reconciliation of the Company’s as reported revenue and operating income changes to the changes on a constant currency basis:

Three Months Ended September 30, 2015
	CFG		SFG		FIG		PPIF		Total MIS
	$	%	$	%	$	%	$	%	$	%
Reported change	(12.4)	(5%)	10.4	10%	(2.3)	(3%)	2.1	2%	1.5	-
FX impact	9.0	4%	5.4	5%	6.0	7%	3.8	5%	24.5	5%
Constant currency change	(3.4)	(1%)	15.8	15%	3.7	4%	5.9	7%	26.0	5%

	RD&A		ERS		PS		Total MA
	$	%	$	%	$	%	$	%
Reported change	14.6	10%	11.1	14%	(8.4)	(19%)	17.3	6%
FX impact	6.5	5%	3.9	4%	1.9	5%	12.3	5%
Constant currency change	21.1	15%	15.0	18%	(6.5)	(14%)	29.6	11%

	MCO		MCO
	Revenue		Operating Income
	$	%	$	%
Reported change	18.8	2%	-	-
FX impact	36.8	5%	16.5	5%
Constant currency change	55.6	7%	16.5	5%

	Nine Months Ended September 30, 2015
	MIS		MA		MCO		MCO
	Revenue		Revenue		Revenue		Operating Income
	$	%	$	%	$	%	$	%
Reported change	88.9	5%	72.9	10%	161.8	7%	45.9	4%
FX impact	82.9	5%	37.3	5%	120.2	4%	60.4	6%
Constant currency change	171.8	10%	110.2	15%	282.0	11%	106.3	10%

Table 12 - 2015 Outlook

Moody’s outlook for 2015 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Moody’s guidance, which is presented in the table below, assumes foreign currency translation at end-of-quarter exchange rates.

Full-Year 2015 Moody's Corporation guidance
MOODY'S CORPORATION	Current guidance as of October 30, 2015	Last publicly disclosed guidance on September 30, 2015
Revenue	growth in the mid-single-digit percent range	NC
Operating Expenses	growth in the mid-single-digit percent range	NC
Depreciation & amortization	Approximately $120 million	NC
Operating Margin	Approximately 43%	NC
Adjusted Operating Margin	Approximately 46%	NC
Effective tax rate	Approximately 31% - 32%	NC
GAAP EPS	$4.55 to $4.65	NC
Capital expenditures	Approximately $90 million	Approximately $100 - $110 million
Free cash flow	Approximately $1 billion	NC
Share repurchases	Approximately $1 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)	NC

Full-Year 2015 revenue guidance
MIS	Current guidance as of October 30, 2015	Last publicly disclosed guidance on September 30, 2015
MIS global	growth in the mid-single-digit percent range	NC
MIS U.S.	growth in the low-double-digit percent range	NC
MIS Non-U.S.	decline in the mid-single-digit percent range	decline in the low-single-digit percent range
Corporate finance	approximately flat	growth in the mid-single-digit percent range
Structured finance	growth in the mid-single-digit percent range	NC
Financial institutions	growth in the low-single-digit percent range	NC
Public, project and infrastructure finance	growth in the high-single-digit percent range	growth in the low-double-digit percent range
MA
MA global	growth in the mid-single-digit percent range	NC
MA U.S.	growth in the low-double-digit percent range	NC
MA Non-U.S.	approximately flat	growth in the low-single-digit percent range
Research, data and analytics	growth in the high-single-digit percent range	NC
Enterprise risk solutions	growth in the mid-single-digit percent range	NC
Professional services	decline in the low-double-digit percent range	NC
NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.

CONTACT:
Moody’s Corporation
MICHAEL ADLER, 212-553-4667
Senior Vice President
Corporate Communications
michael.adler@moodys.com
or
SALLI SCHWARTZ, 212-553-4862
Global Head of Investor Relations
sallilyn.schwartz@moodys.com